Exhibit 99.2

CrossAmerica Partners Provides Further Comment on Sale by Alimentation Couche-Tard of All of its Interests in CrossAmerica to Affiliates of Joe Topper

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Investment vehicles controlled by Joe Topper, founder of CrossAmerica, yesterday acquired from Alimentation Couche-Tard all the interests in CrossAmerica's General Partner, and all incentive distribution rights and approximately 7.5 million limited partner units of CrossAmerica

•	Joe Topper returns as Chairman of the Board of Directors of CrossAmerica's General Partner
•	CrossAmerica and Alimentation Couche-Tard also agree to an additional exchange of assets expected to close in first quarter 2020

ALLENTOWN, PA (November 20, 2019) – CrossAmerica Partners LP (“CrossAmerica”) (NYSE: CAPL) and Alimentation Couche-Tard (“Couche-Tard”) (TSX:ATD.A ATD.B) jointly announced yesterday that Couche-Tard has sold all of its ownership interest in CrossAmerica to investment vehicles controlled by Joe Topper, the founder of CrossAmerica (formerly Lehigh Gas Partners) and a member of the board of directors of its General Partner since 2012.  The interests divested by Couche-Tard, consisting of 100% of the interest in CrossAmerica's General Partner, and all of CrossAmerica's incentive distribution rights and approximately 7.5 million of its limited partner units, were sold to investment funds controlled by Mr. Topper for an undisclosed amount. The transaction signed and closed effective yesterday, November 19, 2019.

Key Details

•	Joe Topper, founder of CrossAmerica, returns as Chairman of the Board of Directors of CrossAmerica's General Partner
•	The transaction does not involve any capital outlay by CrossAmerica, nor any change in CrossAmerica’s capital structure
•	Previously announced asset exchange transaction between CrossAmerica and Couche-Tard, originally announced in December 2018, to remain unaffected

As part of their joint announcement, Couche-Tard and CrossAmerica also announced that they had entered into an agreement for an additional asset exchange transaction (the “Asset Exchange”).  The Asset Exchange includes a select portion of Couche-Tard’s U.S. wholesale supply business and CrossAmerica’s minority ownership interest in CST Fuel Supply LP, which is majority owned and controlled indirectly by Couche-Tard. Further details of the asset exchange are provided in the joint press release.

Joe Topper, the newly appointed Chairman of the Board of Directors of CrossAmerica’s General Partner, commented: “At this time, we anticipate maintaining our current distribution policy, distribution coverage and leverage ratio targets that have been outlined over the past few quarters.” Topper went on to say, “I am excited for the future of the Partnership.  In the coming weeks and months, I and the management team look forward to sharing in more detail with our unitholders our strategy and goals for CrossAmerica.”

CrossAmerica also expects to close in the first quarter of 2020 the previously announced asset exchange transaction between the two parties.  Such closing will be the third and final tranche of the asset exchange agreement that was originally announced on December 17, 2018. CrossAmerica anticipates continuing to explore opportunities for future exchanges with Couche-Tard that create value for Couche-Tard shareholders and CrossAmerica unitholders.

The Asset Exchange agreement announced today was approved by the Board of Directors of CrossAmerica’s General Partner, following the approval of the terms of the transaction by its independent Conflicts Committee. The Conflicts Committee was advised by Evercore as its independent financial advisor and by Richards, Layton & Finger, P.A. as its independent legal counsel.  The closing of the Asset Exchange transaction is subject to customary closing conditions.

Skadden, Arps, Slate, Meagher & Flom LLP acted as the legal advisor and Matrix Capital Markets Group, Inc. acted as the financial advisor for the investment entities controlled by Joe Topper.

CrossAmerica will be filing a Form 8-K with the Securities and Exchange Commission providing additional details of the transactions.

About CrossAmerica Partners LP

CrossAmerica Partners is a leading wholesale distributor of motor fuels and owner and lessor of real estate used in the retail distribution of motor fuels. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,300 locations and owns or leases nearly 1,000 sites. With a geographic footprint covering 31 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners ranks as one of ExxonMobil's largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Forward Looking Statement

Statements contained in this release that state the Partnership’s or management's expectations or predictions of the future are forward-looking statements. The words "believe," "expect," "should," "intends," "estimates," "target," "plan" and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica's Forms 10-Q or Form 10-K filed with the Securities and Exchange Commission and available on CrossAmerica's website at www.crossamericapartners.com.  The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Investor Relations Contact – Randy Palmer, 210-742-8316, randy.palmer@circlek.com